UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BIOMET, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Explanatory Note:  On May 1, 2007, Biomet, Inc. sent the following communication to its Team Members:

***** TEAM MEMBER ALERT *****

May 1, 2007

Dear Team Members (who own Biomet common shares):

We are writing to you today in connection with our special meeting of shareholders to be held on Friday, June 8, 2007.  If you owned Biomet common shares on April 20, 2007 (whether directly, through a bank, broker or other nominee or allocated to you under Biomet’s Employee Stock Bonus Plan), you will be able to consider and vote on the merger agreement we entered into with a private equity consortium. The consortium has agreed to pay $44.00 in cash, without interest, for each common share of Biomet upon the closing of the merger.

It is important that you know that our board of directors unanimously determined that the merger is in the best interests of Biomet’s shareholders and recommends that our shareholders vote for the approval of the merger agreement. Approval of the merger requires the affirmative vote of 75% of our outstanding shares.  Because any shares owned by you (whether directly or through a bank, broker or other nominee) that are not voted are considered to be voted against the proposed merger, it is vital that you vote FOR the merger agreement, regardless of how many shares you own.  Different rules apply to shares allocated to you under the Employee Stock Bonus Plan.  Every vote is important to us!

We began mailing proxy materials to our shareholders on or about April 25, 2007.  The proxy materials provide you with detailed information about the proposed merger and how to vote your shares (including shares allocated to you under Biomet’s Employee Stock Bonus Plan). Please give this material your careful and prompt attention.

YOUR VOTE IS IMPORTANT: NOT VOTING THE SHARES OWNED BY YOU DIRECTLY
OR THROUGH A BANK, BROKER OR OTHER NOMINEE IS THE SAME AS A NO VOTE!

If you are a shareholder and you do not receive your proxy materials in the next few weeks or if you need assistance in completing your proxy or voting instruction card or have questions regarding the special meeting, please call our proxy solicitor:

GEORGESON INC.
 Call Toll Free: (877) 278-4779

We enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote FOR the merger agreement.  Please vote!

Sincerely,

Niles L. Noblitt	Jeffrey R. Binder
Chairman of the Board	President and Chief Executive Officer

In connection with the proposed merger and required shareholder approval, Biomet filed with the SEC a definitive proxy statement, which was first mailed to the shareholders of Biomet on or about April 25, 2007. Biomet’s shareholders are urged to read the definitive proxy statement because the definitive proxy statement contains important information about the acquisition and Biomet. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain additional details on the transaction as well as free copies of the documents filed with the SEC by Biomet by going to Biomet’s Investor Relations page on its corporate website at http://www.Biomet.com.  Biomet and its officers and directors may be deemed to be participants in the solicitation of proxies from Biomet’s shareholders with respect to the merger. Information about Biomet’s executive officers and directors and their ownership of Biomet stock is set forth in the definitive proxy statement. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Biomet and its respective executive officers and directors in the merger by reading the definitive proxy statement filed with the SEC.